Exhibit 16.1

KPMG LLP

Suite 1500

15 W. South Temple

Salt Lake City, UT 84101

June 29, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Lipocine Inc. and, under the date of March 12, 2018, we reported on the consolidated financial statements of Lipocine Inc. as of and for the years ended December 31, 2017 and 2016 and the effectiveness of internal control over financial reporting as of December 31, 2017. On June 27, 2018, we were dismissed. We have read Lipocine Inc.’s statements included under Item 4.01 of its Form 8-K dated June 29, 2018, and we agree with such statements.

Very truly yours,